SOFTWARE LICENSE AGREEMENT

          THIS NON-EXCLUSIVE SOFTWARE LICENSE AGREEMENT is made as of March 31, 2006 between Standing Stone Gaming, LLC, a Delaware limited liability corporation, with an address at 5218 Patrick Road, Verona, NY 13478 ("SSG") and Pokermatic, Inc., a Pennsylvania corporation, with an address at 4 Crozerville Road, 2nd Floor, Aston, PA 19014 ("Pokermatic" or "Customer").

          WHEREAS, SSG is a developer and provider of account based payment transaction systems uniquely tailored for the gaming industry;

          WHEREAS, SSG has developed and owns all right, title and interest in and to an account based payment transaction system referred to as the "Oneida II Account-Based Gaming System," the components of which are identified on Schedule A attached hereto (hereinafter the "SSG Licensed Software");

          WHEREAS, Customer is a developer and provider of poker tables of various types for use in a variety of venues, including without limitation automated "dealerless" poker tables ("Pokermatic Tables") with unique proprietary gaming software ("Pokermatic Software") for use in casinos and other gaming venues; and

          WHEREAS, Customer desires, and SSG agrees, to combine the SSG
Licensed Software with Customer's Pokermatic Tables and Pokermatic Software (the Pokermatic Tables and the Pokermatic Software are collectively referred to herein as the "Pokermatic System") to create a combined product for use in casinos and other gaming venues.

          NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and with the parties intending to be legally bound, the parties hereby agree as follows:

I. DEFINITIONS

          (a) The following terms, as used herein, have the following meanings:

          "Agreement" means this agreement, together with all attached Schedules and Exhibits.

          "Business Hours" means Monday through Friday 8:00 a.m. ET to 5:00 p.m. ET except public holidays, namely New Year's Day, Martin Luther King Day, Presidents' Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day and Christmas Day.

          "Client Location" means the physical site at which the Integrated Product has been deployed during the Term of this Agreement.

          "Customer Service Location" means the physical site of SSG Licensed Software, to be serviced by SSG pursuant to this Agreement, or such other physical sites of such SSG Licensed Software as Customer shall, in writing, designate to SSG from time to time.

          "Documentation" means any printed or electronic materials provided by SSG that document the functions of any SSG Licensed Software.

          "Effective Date" means the date on which this Agreement is executed by both Parties.

          "Error" means the material failure of SSG Licensed Software to conform with the project description attached hereto as Schedule B, the Documentation, or any additional specifications agreed upon in writing by the parties from time to time.

          "Force Majeure Event" means a circumstance precluding a Party hereto from performing its obligations under this Agreement resulting from any cause beyond such Party's reasonable control, including, without limitation, acts of God; blackouts; power failures; blizzards; fire; explosions; floods; hurricanes; tornadoes; earthquakes; epidemics; strikes; work stoppages; industrial disputes; sabotage; accidents; destruction of production facilities; riots or civil disturbances; war; acts of terrorism; and acts of government or governmental agencies, including changes in law or regulations that materially and adversely impact such Party's ability to perform its obligations under this Agreement.

          "Integrated Product" means the product resulting from combination of SSG Licensed Software with the Pokermatic System, which product will operate in accordance with the project description attached hereto as Schedule B.

          "Nation" means the Oneida Indian Nation of New York.

          "OGP", or "Open Gaming Protocol" means the publicly available, SSG developed account-based gaming protocol used to communicate gaming transactions between the Oneida II account-based gaming system and electronic gaming and entertainment devices.

          "Party" means SSG and Customer or either; "Parties" means both SSG and Customer.

          "Site License" means a license granting the right to use the SSG Licensed Software for each Client Location.

          "Specifled Operating Environment" means such hardware type(s) and other equipment, programming and programs set forth in Schedule A attached hereto, which comprise a minimally suitable platform for the functioning of the SSG Licensed Software. The Specified Operating Environment set forth in Schedule A may be amended from time to time by written agreement of the Parties.

          "Term" means the initial term set forth in Section IV(a) herein, together with any Renewal Terms.

          "Vendor Licensed Software" means a software program provided directly to Customer from a party other than SSG and licensed directly to Customer from a party other than SSG.

          (b) Each of the following terms is defined in the Section set forth opposite such term:

             Term                                    Section
             --------------------                    --------------
             Acceptance Testing                      ll.(e)(ii)
             Additional Services                     VIII.(b)
             Beta Test                               ll.(c)
             Customer                                Preamble
                                  Page 2 of l9

             Term                                    Section
             --------------------                    --------------
             Initial Integration                     II.(a)
             Initial Fee                             III.(a)
             License Fee                             III.(b)
             Pokermatic Tables                       Third Recital
             Pokermatic Software                     Third Recital
             Pokermatic System                       Fourth Recital
             Renewal Term                            IV.(a)
             SSG                                     Preamble
             SSG Licensed Software                   Second Recital
             Support                                 VIII.(a)
             Support Matrix                          VIII.(a)(2)
             Update                                  VIII.(a)


II. SERVICES AND LICENSES

          (a) Initial Integration

          SSG agrees to license to Customer the SSG Licensed Software for combination with the Pokermatic System to create the Integrated Product (hereinafter the "Initial Integration"). In connection with the Initial Integration, SSG shall provide the following system and software engineering services:

     * Identification and explanation of OGP messages required to support the development of the OGP interface between the SSG Licensed Software and the Pokermatic System.
     * Agreed to modifications to the SSG Licensed Software, including server and point of sale components to support the Integrated Product.
     * Provision and support of a WAN (via VPN) SSG Licensed Software account based integration environment at the Rite-Solutions facility to allow setup, integration, and test of the interface.
     * Electronic and phone engineering and debug support related to the SSG Licensed Software/Pokermatic System interface during the integration and test phase, as requested by Customer.
     * Such other services as are necessary to insure that the Integrated Product operates in accordance with the project description attached hereto as Schedule B.

SSG will provide support services for the SSG Licensed Software in accordance with Section VIII of this Agreement.

          (b) Subsequent Implementation

          Upon the request of Customer, SSG also agrees to grant to Customer a 5-year single Site License for each subsequent installation of the Integrated Product at a Client Location upon SSG's approval of the said license for each Client Location, which approval shall not be unreasonably withheld. Each Site License shall be deemed granted unless SSG states otherwise in writing within five (5) business days of receiving Customer's written notification of a new proposed Client Location. SSG shall make itself available to work with Customer to jointly install the Integrated Product at each Client Location within fifteen (15) days of the granting of the corresponding Site License. SSG will provide support services with respect to each Site License in accordance with Section VIII of this Agreement. Each Site License granted during the Term of this Agreement shall survive termination of this Agreement.

         (c) Beta Test

         SSG agrees to work jointly with the Customer to plan, implement, deploy, and support the installation and operation of the Integrated Product at the Turning Stone Resort & Casino (TSRC) in Verona, NY. The installation and operation of the Integrated Product will be designated as a "Beta Test" with the intent of evaluating the Pokermatic and SSG technology and acceptability of the combined product to the gaming public. The Beta Test, which will commence within one hundred twenty (120) days of the Effective Date, will consist of between two and four Pokermatic Tables and run for no less than 30 days and up to 90 days, at the discretion of TSRC, with no associated fees to TSRC. SSG represents and warrants that TSRC has been made aware of the details of this Paragraph II(c) and that specific Beta Test planning and execution activities will be negotiated by and between SSG, Customer, and TSRC and will be incorporated in a separate agreement. The parties will work in good faith to finalize and sign the separate agreement with TSRC simultaneously with the execution of this Agreement.

         (d) Hardware

         SSG will specify, procure, and configure hardware to be invoiced to Pokermatic in the same amount actually paid by SSG with no additional fees or markups of any kind, with Pokermatic's reasonable approval, for the first two sites. The hardware that SSG has specified for the first two sites, and the estimated cost for the said hardware, is set forth in Schedule C, which is attached hereto. For subsequent sites, SSG will provide hardware specifications and estimated costs, and, upon Pokermatic' s approval of the said hardware specifications and estimated costs, Pokermatic will assume responsibility for hardware purchase and installation.

         (e) Product Delivery, Testing and Acceptance

         (i) Within thirty (30) days of the Effective Date, SSG shall provide the Customer with an online connection to the SSG Licensed Software and be ready for integration with the Pokermatic System. Within that same thirty (30) days or thereabouts the Customer shall have developed the required software logic and OGP messages required to support the Integrated Product and be ready to commence integration of the product through the online connection.

         (ii) Within sixty (60) days of the Effective Date, both SSG and the Customer shall be ready and available either on-site at Customer's place of business or at a mutually agreed to location, to perform the assembly and actual (i.e. not online) integration of the SSG Licensed Software with the Pokermatic System including the delivery and set-up of all necessary hardware, network, and software components. Both parties shall make their best efforts to have their respective components of the Integrated Product ready for assembly and actual integration prior to the beginning of the on-site integration. Once the Integrated Product is assembled and integrated, product testing ("Acceptance Testing") will commence, as described below.

         (iii) Once the Integrated Product is assembled, the parties shall jointly conduct tests to ensure that the Integrated Product functions in accordance with the project description attached hereto as Schedule B, and in accordance with the Acceptance Test Document to be jointly developed by SSG and the Customer. The Acceptance Test Document shall identify and test the functionality and performance of both the Pokermatic System and SSG Licensed Software as an Integrated Product. The format of the Acceptance Test Document, and any additional test specifications, shall be agreed upon by both parties.

         (iv) If, during the Acceptance Testing, SSG or the Customer determines that the Integrated Product does not meet the above requirements, the party making that determination shall promptly notify the other party of the believed area(s) of non-compliance. Following such notification, the parties shall meet and confer in order to jointly determine, and specify in writing, the precise nature of the non-compliance and the source of the non-compliance. Non-compliance shall be addressed and corrected promptly by SSG, if the source of the non-compliance is the SSG Licensed Software, or by the Customer, if the source of the non-compliance is the Pokermatic System, or by both parties, if the source of the non-compliance cannot be determined or is deemed a joint non-compliance area.

         In the event that such areas of non-compliance as determined above are not addressed or promptly corrected, then SSG or the Customer may immediately terminate this Agreement, at which point SSG or the Customer shall promptly refund any fees paid by either party to the other party up to the date of termination.

III. COMPENSATION

          (a) Initial Integration

          Customer shall pay to SSG the sum of TWENTY-FIVE THOUSAND AND 0/00 DOLLARS ($25,000.00) (hereinafter the "Initial Fee") for Initial Integration of SSG Licensed Software. The Fee will be due as follows: $10,000 within ten (10) days of the Effective Date and the remaining $15,000 within ten (10) days of the commencement of the Beta Test at TSRC as described in Section II(c).

          (b) Subsequent Implementation

          To the extent that Customer deploys the Integrated Product at any Client Location, Customer shall pay to SSG the sum of FIFTEEN THOUSAND AND 0/00 DOLLARS ($15,000.00) ("License Fee") for a 5-year single Site License for each Client Location upon deployment and client acceptance of the Integrated Product. Beginning with Site License 3 (implementation at 3rd site) Customer shall also pay to SSG a per table license fee and 10% annual maintenance fee as shown below.

                            (continued on next page)

Number                    Table
  of     Site License    License     Total License      Annual Maintenance
Tables       Fee          Fees           Fees                  Fees
--------------------------------------------------------------------------------
  1        $15,000       $    -         $15,000               $1,500
--------------------------------------------------------------------------------
  2        $15,000       $2,000         $17,000               $1,700
--------------------------------------------------------------------------------
  3        $15,000       $4,000         $19,000               $1,900
--------------------------------------------------------------------------------
  4        $15,000       $6,000         $21,000               $2,100
--------------------------------------------------------------------------------
  5        $15,000       $7,500         $22,500               $2,250
--------------------------------------------------------------------------------
  6        $15,000       $9,000         $24,000               $2,400
--------------------------------------------------------------------------------
  7        $15,000       $10,500        $25,500               $2,550
--------------------------------------------------------------------------------
  8        $15,000       $12,000        $27,000               $2,700
--------------------------------------------------------------------------------
  9        $15,000       $13,500        $28,500               $2,850
--------------------------------------------------------------------------------
  10       $15,000       $15,000        $30,000               $3,000
--------------------------------------------------------------------------------
  11       $15,000       $16,500        $31,500               $3,150
--------------------------------------------------------------------------------
  12       $15,000       $18,000        $33,000               $3,300
--------------------------------------------------------------------------------
  13       $15,000       $19,500        $34,500               $3,450
--------------------------------------------------------------------------------
  14       $15,000       $21,000        $36,000               $3,600
--------------------------------------------------------------------------------
  15 or    $15,000       $22,500        $37,500               $3,750
 more
--------------------------------------------------------------------------------

The cost of the License Fee shall remain unchanged, unless the parties jointly determine that the SSG Licensed Software should be upgraded, modified or enhanced in any way, at which time the License Fee may reasonably increase upon mutual agreement of the parties, which agreement shall not be unreasonably withheld.

IV.  TERM; TERMINATION

         (a) Term

          The term of this Agreement shall commence on the Effective Date and shall continue for a period of five (5) years, unless terminated sooner in accordance with the provisions of this Section IV. The Parties may renew this Agreement for a subsequent five-year term (a "Renewal Term") upon mutual written agreement.

          (b)     Termination

          Either Party may terminate this Agreement during the Term upon ten
(10) days' prior written notice to the other Party if:

          (1) The other Party fails to or refuses to pay any amount due hereunder for more than thirty (30) days after written notice thereto that an invoice for such amount has been submitted to such other Party and has not been paid, and such amount is not being contested in good faith by such other Party.

          (2) The other Party materially breaches any provision of this Agreement applicable to it and fails to cure such breach within thirty (30) days after its receipt of written notice of such breach.

         (3) The other Party declares in a sworn writing that a Force Majeure Event has occurred and the material effects of such Force Majeure Event continue in existence for more than sixty
                  (60) days.

         (4)      The other Party (i) files a voluntary petition in bankruptcy;
                  (ii) shall have filed against it an involuntary petition in bankruptcy which is not vacated within thirty (30) days thereafter; (iii) makes an assignment for the benefit of creditors; (iv) files a petition or an answer seeking an arrangement with creditors, or takes advantage of any insolvency law to protect itself against creditors;
                  (v) applies for or consents to the appointment of a receiver or trustee of all or a substantial part of its assets; or (vi) has entered against it in any court of competent jurisdiction an order, judgment, or decree appointing a receiver of all or a substantial part of its assets, and such order, judgment or decree continues unstayed and in effect for any period of thirty (30) or more consecutive days.

          In addition, Customer may terminate this Agreement during the Term upon ten (10) days' prior written notice to SSG if TSRC capriciously or without good causes refuses to proceed with the Beta Test in accordance with Paragraph II(c) herein. The Customer may not terminate this Agreement due to Beta Test delays or stops introduced as a result of review by the Oneida Indian Nation Gaming Commission or other gaming regulatory body.

V. WARRANTIES; LIMITATION OF LIABILITIES

         (a) Warranty for SSG Licensed Software and SSG Service

          SSG warrants that all services rendered by it pursuant to this Agreement shall be performed in a workmanlike manner and that the SSG Licensed Software shall conform in all material respects to the project description attached hereto as Schedule B, the Documentation, and any additional specifications agreed upon in writing by the parties from time to time. SSG further warrants and represents that (i) the SSG Licensed Software is original to SSG, (ii) that SSG owns or possess a valid right to use and sublicense any and all components of the SSG Licensed Software; and (iii) that neither the SSG Software nor Customer's use of the SSG Licensed Software will infringe any patent, copyright, trade secret, or other intellectual property right of any third party or otherwise conflict with the rights of any third party. SSG shall indemnify Customer, and hold customer harmless, from and against any and all claims, liabilities, suits, losses, damages, injuries and expenses, including without limitation reasonable attorneys' fees, that arise from or may be attributable to (a) any actual or alleged infringement of any patent, copyright, trade secret or other intellectual property right by the SSG Licensed Software, except to the extent that such infringement arises solely from the modification of the SSG Licensed Software by Customer, or (b) any breach by SSG of its representations and warranties set forth in this Section V(a) of this Agreement.

          (b) Warranty for Customer Software, Service.

          Customer warrants that all services rendered by it pursuant to this Agreement shall be performed in a workmanlike manner and that the Pokermatic Software shall conform in all material respects to the specifications agreed upon in writing by the parties from time to time. Customer further warrants and represents that (i) the Pokermatic Software is original to Customer, (ii) that Customer owns or possess a valid right to use and sublicense any and all components of the Pokermatic Software; and (iii) that neither the Pokermatic Software nor

Customer's use of the Pokermatic Software will infringe any patent, copyright, trade secret, or other intellectual property right of any third party or otherwise conflict with the rights of any third party. Customer shall indemnify SSG, and hold SSG harmless, from and against any and all claims, liabilities, suits, losses, damages, injuries and expenses, including without limitation reasonable attorneys' fees, that arise from or may be attributable to (a) any actual or alleged infringement of any patent, copyright, trade secret or other intellectual property right by the Pokermatic Software, except to the extent that such infringement arises solely from the modification of the Pokermatic Software by SSG, or (b) any breach by Customer of its representations and watranties set forth in this Section V(b) ofthis Agreement.

           (c)     No Warranty for Vendor Licensed Software

          Customer acknowledges that Customer shall be solely responsible for obtaining licenses to Vendor Licensed Software. SSG MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO THE QUALITY, CAPABILITIES, OPERATIONS, PERFORMANCE OR SUITABILITY OF VENDOR LICENSED SOFTWARE, INCLUDING THE ABILITY TO INTEGRATE SUCH VENDOR LICENSED SOFTWARE WITH THE SSG LICENSED SOFTWARE AND/OR HARDWARE. The quality, capabilities, operations, performance and suitability of such Vendor Licensed Software lie solely with Customer and the vendor or supplier of such Vendor Licensed Software.

           (d)     Exclusivity of Warranties

          THESE WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, OR ANY OTHER WARRANTY OF QUALITY, WHETHER EXPRESS OR IMPLIED. SSG DOES NOT WARRANT THAT THE SSG LICENSED SOFTWARE WILL MEET CUSTOMER'S FUTURE OR UNDISCLOSED REQUIREMENTS.

           (c)     Limitation of Liabilities

          EXCEPT FOR THE LIABILITY UNDER THE INDEMNITY SET FORTH IN SECTIONS V(a) AND V(b) HEREIN, THE LIABILITY OF THE PARTIES TO EACH OTHER FOR ANY REASON AND UPON ANY CAUSE OF ACTION OR CLAIM SHALL BE LIMITED TO THE ACTIONS NECESSARY TO MEET THE PERFORMANCE CRITERIA SPECIFIED IN THIS AGREEMENT, OR, AT THE LIABLE PARTY'S SOLE DISCRETION, TO THE AMOUNT PAID TO THE LIABLE PARTY BY THE OTHER PARTY HEREUNDER WITH RESPECT TO THE PRODUCT OR SERVICE WHICH IS THE SUBJECT OF THE APPLICABLE ACTION OR CLAIM. BOTH PARTIES UNDERSTAND AND AGREE THAT THE REMEDIES, EXCLUSIONS AND LIMITATIONS HEREIN ALLOCATE THE RISKS OF PRODUCT AND SERVICE NONCONFORMITY BETWEEN THE PARTIES AS AUTHORIZED BY THE UNIFORM COMMERCIAL CODE AND/OR OTHER APPLICABLE LAWS. THE FEES HEREIN REFLECT, AND ARE SET IN RELIANCE UPON, THIS ALLOCATION OF RISK AND THE EXCLUSION OF CONSEQUENTIAL DAMAGES AND LIMITATIONS OF LIABILITY SET FORTH IN THIS AGREEMENT.

VI. CERTAIN SPECIFIC RESPONSIBILITIES

          (a) Notice of Hazard

          Customer shall promptly notify SSG if it becomes aware of potentially unsafe conditions or hazardous materials to which SSG's personnel could be exposed at any Customer Service Location.

          (b)      No Assignment; Successors and Assigns

          Each Party agrees not to assign, or otherwise transfer, this Agreement or rights under it, delegate its obligations, or resell any product or service, without the prior written consent of the other Party, except to a successor in ownership of substantially all of the assets used in the business of SSG or Customer to which this Agreement relates (whether by purchase of assets or by merger or other form of consolidation). Any attempt to so assign, transfer, delegate or resell without such required consent shall be null and void, as well as a material breach of this Agreement.

          (c)      Access to Customer Service Location and Remote Access

          Customer shall provide SSG with sufficient, timely electronic access to any Customer Service Location requiring remote Support in order for SSG to fulfill its obligations under this Agreement. Customer shall provide SSG with sufficient, timely access to any Customer Service Location requiring on-site Support in order for SSG to fulfill its obligations under this Agreement.

          (d) Support Coordination

          The Customer will designate and provide SSG with a primary support coordinator and alternate support coordinator each of who are authorized to communicate directly with SSG personnel.

          (e) Use Limited

          Customer shall make no use of the SSG Licensed Software other than for use with the Pokermatic System for development and use of the Integrated Product, and Customer shall not copy or disseminate the SSG Licensed Software other than as set forth herein without SSG's prior written approval. SSG shall make no use of the Pokermatic Software other than for use with the Pokermatic System for development and use of the Integrated Product, and SSG shall not copy or disseminate the Pokermatic Software other than as set forth herein without Pokermatic' s prior written approval.

          (f) Maintenance of Backup Procedures

          Customer shall maintain reasonably adequate procedures for the reconstruction or replacement of lost or altered files, data or programs.

          (g) Compliance with Operating Protocols

          Customer shall comply with the routine operating protocols specified in the Documentation or otherwise communicated by SSG in writing from time to time.

          (h) No Unauthorized Support

          Customer shall not permit persons other than authorized representatives of SSG to provide Support for SSG Licensed Software without the prior written consent of SSG, provided, however, that SSG's consent will be deemed to have been granted if SSG is unwilling or unable to provide support reasonably requested by Customer consistent with this Agreement within fifteen
(15) days of a written request by Customer.

         (i) Good Faith

          Each Party shall conduct its business, as it relates to this Agreement, in a commercially reasonable, legal and ethical manner. Each Party shall regularly and timely keep the other Party informed regarding the informing Party's business activities as they relate to this Agreement.

VII. RESPECTIVE RIGHTS IN SOFTWARE; EXCLUSIVITY;
     CONFIDENTIALITY; NON-SOLICITATION; NO-HIRE

          (a) Rights in SSG Licensed Software

          Title to and ownership of the SSG Licensed Software and all copies, partial copies and any and all revisions, enhancements, Updates or modifications thereto shall remain with SSG. All rights to patents, copyrights, trademarks and trade secrets contained in the SSG Licensed Software, or any Update thereto, shall remain with SSG.

          (b) Rights in Integrated Product

          Title to and ownership of the all remaining elements and components of the Integrated Product other than the SSG Licensed Software, including without limitation the Pokermatic Tables and the Pokermatic Software, and any and all revisions, enhancements, updates or modifications to any of the foregoing, shall remain with Customer. All rights to patents, copyrights, trademarks and trade secrets contained in the Integrated Product (excluding the SSG Licensed Software), or any update thereto, shall remain with Customer.

          (c) Indemnification

          Customer shall indemnify, defend and hold harmless SSG against any action, suit, or proceeding, or settlement thereof, to the extent that such action, suit or proceeding claims that an element of the Pokermatic Software infringes any patent, copyright, or trade secret of any third party or that any trademark used with respect to the Pokermatic Software infringes any right of any third party.

          (d) Confidentiality

          Both Parties agree to abide by and enforce the Mutual Non-Disclosure of Confidential Information Agreement executed by both Parties on January 23, 2006.

          (e) Non-Solicitation; No-Hire

          Each Party agrees not to engage in any attempt to hire, or to engage as independent contractors, the other Party's employees or currently employed subcontractors until two (2) years after termination of this Agreement, except as may otherwise be agreed to in writing by the other

Party. In the event that this provision is breached, the breaching Party agrees to make whole the non-breaching Party for all reasonable costs and expenses, including legal fees, which such non-breaching Party incurs in deterring, or in consequence of, such competitive employment.

VIII. SUPPORT

          (a)      Scope of Support Services

          SSG shall provide the following support services ("Support") for SSG Licensed Software which is listed in Schedule A hereto at no additional cost to
Customer:

          (1) On-demand telephone and e-mail consultation. When a problem occurs which the Customer reasonably believes is related to an Error in any SSG Licensed Software, within a reasonable time (and in no event more than forty-eight (48) hours) after Customer's initiation of telephonic or e-mail contact, SSG shall prescribe appropriate problem definition activities and remedial actions per the terms defined in Schedule A, Section III ("Support Matrix"). Customer agrees that telephonic consultation outside of Normal Business Hours shall be initiated only for business critical or emergency situations with respect to the SSG Licensed Software;

          (2) If an Error persists after implementation of advice furnished by SSG during telephone or email consultation pursuant to this Section, SSG shall endeavor to remedy such Error remotely, if possible. Upon SSG's determination that on-site maintenance is appropriate, which determination shall not be unreasonably withheld, SSG shall dispatch within a reasonable time (and in no event more than three (3) business days) an appropriate number of SSG representatives to the applicable Customer Service Location to attempt to remedy the Error.

          (3) Notice of each available suite of enhancements or modifications to any SSG Licensed Software (each, an "Update"), which Update shall be furnished to Customer upon Customer's election as provided in this Paragraph; provided, however, that if SSG reasonably advises Customer that an Update is required in order for SSG to comply with representations and/or warranties made by SSG under this Agreement, Customer shall not unreasonably withhold such consent. Customer agrees that should it elect to obtain an Update, it shall notify SSG in writing within sixty (60) days of SSG's notice of such Update's availability, upon which SSG shall, within a reasonable time, furnish such Update in such form as SSG shall decide in its reasonable discretion;

            (4) Such other support services as Customer shall request and SSG shall agree to provide, in its sole discretion, as set forth in a written supplement or addendum to this Agreement.

            (5) Notwithstanding anything herein to the contrary, to the extent that the combination of the SSG Licensed Software and the Pokermatic System requires SSG to make substantial changes to the SSG Licensed Software that require SSG to commit significant manpower to making such changes, the services provided in connection with making such changes shall not be "Support" as defined in this

                  Section, but rather shall be treated as "Additional Services," as that term is defined below.

         (b)      Additional Services

          To the extent that Customer requests, and SSG agrees to provide, support services in addition to those set forth in Section VIII(a), including services pertaining to the development of custom enhancements specifically requested by Customer, (hereinafter "Additional Services"), SSG shall be compensated for the Additional Services at a mutually agreeable, commercially reasonable rate.

         (c)      Expense Reimbursement

          In the event on-site Support is furnished for service or maintenance for problems or concerns other than Errors, Customer shall reimburse SSG for all reasonable and customary travel and living expenses that it may incur. In the event on-site Support is furnished to correct an Error, SSG shall be responsible for all reasonable and customary travel and living expense, together with any other fees incurred.

         (d)      Subcontracting; Assignment

          Except as permitted in this Agreement, and excluding current SSG subcontractors, no part of this Agreement or the Support to be provided hereunder shall be subcontracted or assigned by SSG without Customer's prior written consent, which shall not be unreasonably withheld. If Customer consents to a subcontract or assignment or if a subcontract or assignment is otherwise permitted under this Agreement, SSG shall ensure that any such subcontract or assignment incorporates all of the terms and conditions hereof.

IX. MARKETING

          Each party shall use reasonable efforts to develop and implement an effective marketing strategy. The use of either SSG Licensed Software or SSG's name or Customer's Pokermatic System or Customer's name shall be at the written approval and discretion of both SSG and Customer. The specific marketing rights and constraints regarding the two products shall be negotiated by SSG and Customer.

          Upon SSG review and approval of Pokermatic's business plan including its 2-year marketing plan, SSG will provide space for Pokermatic product display at SSG's Booth at G2E in 2006. SSG will also use reasonable efforts to provide assistance in marketing the Pokermatic System to the Native American gaming community.

X. GENERAL

          (a) This Agreement (including the Schedules and Exhibits hereto) represents the entire understanding and agreement between the Parties with respect to the subject matter hereof, and supersedes all other prior oral or written communications, negotiations, understandings, representations (if any) made by and between the Parties (except the agreement referred to in Section VII(d) herein).

          (b ) All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective legal representatives, successors and permitted assigns.

          ( c) If any part of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited or deemed invalid under applicable law or regulation, such provision shall be prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.

          (d) The failure or delay of any Party at any time to require performance by another Party of any provision of this Agreement, even if known, shall not affect the right of such Party to require performance of that provision or to exercise any right, power or remedy hereunder, and any waiver by any Party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement.

          (e) No notice to or demand on any Party in any case shall, of itself, entitle such Party to any other or further notice or demand in similar or other circumstances.

          (f) Following installation and completion of the Beta Test at TSRC, should TSRC desire to continue to operate the Pokermatic System, with or without the SSG Licensed Software, pricing of production system and other pertinent terms and conditions will be negotiated by the relevant parties.

          (g) The terms of this Agreement may be modified only by written agreement of both Parties, duly signed by persons authorized to sign agreements on behalf of the Customer and SSG.

          (h) All notices, demands, requests or consents required or permitted under this Agreement shall be in writing and shall be hand delivered, sent by facsimile, or mailed certified return receipt requested to the respective parties at the following addresses, as the same may be changed by notice to the other Party:

            If to SSG:

                    Standing Stone Gaming LLC
                    5218 Patrick Road
                    Verona, NY 13478

                    Attention:   Susan Kesel, Vice President


            If to Customer:

                    Pokermatic, Inc.
                    4 Crozerville Rd.
                    2nd Floor
                    Aston,PA 19014

                    Attention: Ron Skotarczak, President

          Any notice required or permitted to be given by the provisions of this Agreement will be conclusively deemed to have been received on the day it is delivered to that party by confirmed facsimile, by U.S. Mail with acknowledgment of receipt, or by any commercial courier providing equivalent acknowledgment of receipt.

          (i) SSG and Customer are independent contractors, and no agency, partnership, joint venture, employer-employee or other similar relationship is intended or created by this Agreement.

          a) In the event of any dispute with regard to the interpretation of this Agreement or the respective rights and obligations of the Parties, other than those for which injunctive relief is appropriate, and as a condition precedent to any legal action being commenced by either Party, the officers of the parties shall in good faith attempt to resolve the Parties' differences. If the dispute is not then resolved within ten (10) business days, either Party may submit the matter to arbitration in accordance with the provisions of applicable state law, as from time to time amended. Arbitration proceedings, including the selection of an arbitrator, shall be conducted pursuant to the then extant rules, regulations and procedures of the American Arbitration Association. Prior written notice of application by either Party for arbitration shall be given to the other at least ten (10) days before submission of the application to said Association's office nearest the Party bringing the dispute. The arbitrator shall hear the Parties and their evidence. The decision of the arbitrator shall be binding and conclusive, and where applicable, judgment upon the award or decision of the arbitrator may be entered in any court of competent jurisdiction. The Parties further agree that any process or notice of motion or other application to a court of competent jurisdiction may be served by registered mail or by personal service; provided a reasonable time for appearance is allowed. The costs and expenses of each arbitration hereunder and their apportionment between the Parties shall be determined by the arbitrator in his award or decision. No arbitrable dispute shall be deemed to have arisen under this Agreement prior to the expiration of the period often (10) days after the date of the giving of written notice by the Party asserting the existence of the dispute together with a description thereof sufficient for an understanding thereof.

          (k) This Agreement and performance hereunder shall be governed by the laws of the State of New York without regard to its conflict of law provisions. No action, regardless of form, arising out of this Agreement shall be brought by either party more than one (1) year after such cause of action shall have accrued.

          (l) The following provisions of this Agreement shall survive its cancellation, termination or expiration:II(b); V; VII; VIII(a); X.

                          (continued on the next page)

IN WITNESS WHEREOF, the Parties hereto executed this Agreement as of the Effective Date.


STANDING STONE GAMING, LLC                  POKERMATIC, INC.

By: /s/ Frank Riolo                         By: /s/ Ron Skotarczak
   ------------------------                    ---------------------------
       Authorized Signature                        Authorized Signature

Name:     Frank Riolo                       Name:     Ron Skotarczak
   ------------------------                    ---------------------------

Title:    Manager and COO                   Title:    President
   ------------------------                    ---------------------------

Date:     March 31, 2006                    Date:     4/7/06
   ------------------------                    ---------------------------

                               License and Support

Name and Address of Customer:                    Date: March 31, 2006
Pokermatic, Inc.
4 Crozerville Road, Second Floor                  SSG Agreement No.:
Aston, Pennsylvania, 19014
ATTN: Mr. Ron Skotarczak, President

Primary Support Coordinator:
Mr. Paul Maguire, CTO

Alternate Support Coordinator
Mr. Ron Skotarczak, President




I. LICENSED SOFTWARE SUBJECT TO SUPPORT
  ---------------------------------------------------------------------------
                     SSG Licensed Software                        Annual Fee
  ---------------------------------------------------------------------------
  Oneida Il(R) Transaction Center -- Lite (OII Lite)                  N/A
  ---------------------------------------------------------------------------
       User Interface Applications                                 Included
  ---------------------------------------------------------------------------
                Cashier Stations (CAS)                             Included
  ---------------------------------------------------------------------------
                Palm Cashier (PCAS)                                Included
  ---------------------------------------------------------------------------
                Customer Service Stations (CSS, TMAS)              Included
  ---------------------------------------------------------------------------
                System Administration & Management Station (SAM)   Included
  ---------------------------------------------------------------------------
       Transaction Server                                          Included
  ---------------------------------------------------------------------------
                Transaction Processor (TXP)                        Included
  ---------------------------------------------------------------------------
                Transaction Archiver (TXA)                         Included
  ---------------------------------------------------------------------------
                Trailer Applications (TL)                          Included
  ---------------------------------------------------------------------------
                Front End Processor (FEP)                          Included
  ---------------------------------------------------------------------------
                Database (DBS)                                     Included
  ---------------------------------------------------------------------------

II. SPECIFIED OPERATING ENVIRONMENT

The following operating environments are required for the SSG Licensed Software:

          Oneida II TM Lightweight Transaction Center (OII Lite). The OII Lite server applications identified above (TXP, TXA, TL, FEP, DBS) require the Red Hat Linux Enterprise Server v.1.0.0 or later operating system. OII Lite requires an IBM X225 eServer or Dell Power Edge 1850 server with at least 2 GB of RAM, 150 GB RAID configured hard drive storage, Network Interface Card (NIC), 24X CD-RW/DVD drive, Keyboard, and Mouse.

          OII Lite User Interface Applications (UIA). The Oil Lite UIA point of sale programs identified above (CAS, RCAS, CSS, TMAS, SAM) require the Windows 2000 or XP operating system and are intended to run on Intel-based, Windows PC platforms with a minimum of Intel P4 2.4 GHz processor, 512MB RAM, 40 GB harddrive storage, NIC, CD-R drive, keyboard, mouse and a 17" ELO Touchs screen Monitor.

         Palm Cashier application (PCAS). The PCAS application requires Palm OS V4.1. and is intended to run on a Symbol SPT1846 wireless (802.11b) handheld computer configured with 8MB RAM and an Symbol MSR 3000 Magnetic Stripe Reader.

         UPS. It is recommended that the OII Lite Server and UIA point-of-sale components utilize an Uninterruptible Power Supply (UPS) such as APC SmartUPS (SU700NET) to insure graceful shutdown in the event of an extended power failure at the client location.



III. SUPPORT MATRIX

     Support                                           Acknowledgment                    Response
     Category          Definition                         Time 1                          Time 2
--------------------------------------------------------------------------------------------------------------
Business           System stops due to product or     Within Two Hours               Within Four Hours
Critical I         feature failure or data
Emergency          corruption, frequently
                   requiring a software patch.
--------------------------------------------------------------------------------------------------------------
Serious            Feature/product failure,           Within Four Business Hours     Within One Business Day
                   inconvenient workaround exists,
                   normally requiring a patch.
--------------------------------------------------------------------------------------------------------------
Minor              Minor impact. Feature/ product     Within Four Business Hours     Within Two Business Days
                   failure, convenient workaround
                   exists.
--------------------------------------------------------------------------------------------------------------

     1. Acknowledgement time refers to the length of time within which SSG designated personnel will contact the Customer initiating the telephonic or email support request to inform them that they have received and acknowledged the request for support.

     2. Response time refers to the length of time within which SSG designated personnel will respond to the telephonic or email support request with appropriate problem definition activities and remedial actions.

                                   Schedule B

                               Project Description

          The integrated product will consist of one or more Pokermatic video poker tables, Pokermatic game controller/server(s), and one or more poker game management stations connected via ethernet to an SSG Oneida II TM (OII) account-based cashless gaming server and one or more PCs hosting user interface Point-of-Sale (PO5) applications and devices.

          The OII server will manage and process gaming transactions for player account creation and account deposits, account withdrawals, funds transfer from a player's account to the player on the Pokermatic system to support chip buyin, funds transfer from a player on the Pokermatic system to the player's account on the OII server to support chip cashout. The OII server will also generate financial reports related to player account activity and gaming transactions.

          The user interface POS components of the product will consist of one or more Windows PCs configured with color touchscreen, keyboard, mouse, keyboard-mounted magnetic card swipe, magnetic card printer/encoder, receipt printer, license or image scanner, and a combined magnetic card reader and PIN pad for establishing and entering PINs during account creation and cashiering transactions. The POS registration application will provide "user friendly" operator functionality to allow player account creation including personal information entry, image capture, PIN setting, and printing of the player's account card for use on the integrated product. The POS cashiering application will allow the player to deposit funds on his/her account for transfer and use at the poker game as well as allow the player to withdraw funds from his account at the conclusion of play. The player should also be able to use his/her card to add additional money to his account during play.

                                   Schedule C
                                    Hardware

The following table identifies the anticipated computer equipment and devices required for the SSG Licensed Software portion of the Integrated Product for a single site with up to 10 tables. Specific equipment types and model may change due to availability or cost considerations.

 -------------------------------------------------------------------------------
                     Item                               Use            Quantity
 -------------------------------------------------------------------------------
 Dell Optiplex w/ELO touch screen              Registration/Cashier        1
 -------------------------------------------------------------------------------
 Magtek Intellipin                             Registration/Cashier        1
 -------------------------------------------------------------------------------
 Mini-Card Swipe                               Registration/Cashier        1
 -------------------------------------------------------------------------------
 Eltron Card Printer                           Registration/Cashier        1
 -------------------------------------------------------------------------------
 License/ID Scanner (ScanShell 800)            Registration/Cashier        1
 -------------------------------------------------------------------------------
 Receipt Printer (Epson TM-T90)                Registration/Cashier        1
 -------------------------------------------------------------------------------

 -------------------------------------------------------------------------------
 Dell PowerEdge 1850                           Account Server              1
 -------------------------------------------------------------------------------
 UPS for PowerEdge                             Account Server              1
 -------------------------------------------------------------------------------

 -------------------------------------------------------------------------------
 Netgear 16-port Switch                       Network                      1
 -------------------------------------------------------------------------------

 -------------------------------------------------------------------------------
 Laser Printing                               Reporting                    1
 -------------------------------------------------------------------------------

 -------------------------------------------------------------------------------
 Wireless AP (optional)                       Remote Cashier               1
 -------------------------------------------------------------------------------
 Palm Handheld Terminal (optional)            Remote Cashier               1
 -------------------------------------------------------------------------------
 Wireless Thermal Printer (optional)          Remote Cashier               1
 -------------------------------------------------------------------------------


The estimated cost for the above-identified hardware is approximately $10,000 - $14,000 for each site.

                 Lightning Poker/Standing Stone Gaming -- 1/5/07

Overview: Lightning Poker "LP" and Standing Stone Gaming "SSG" are interested in redoing an agreement by which LP would own the Oneida II Lite product including all software, including the wireless chip runner and player tracking "OII Lite". LP would be restricted from utilizing or marketing the OII Lite for purposes other than as part of its automated gaming table systems. LP would compensate SSG as part of this agreement.


Projections: Lightning Poker projects to lease 200 automated gaming tables across 67 casinos over the next 3 years, with an estimate of 100 of the tables and 33 casinos utilizing the OII Lite. Under the current LP/SSG agreement, this would generate approximately $845,000 for SSG.
Lightning Poker recognizes the value that SSG and Turning Stone has provided to Lightning Poker and want to make it clear that we value this partnership and will continue to work to improving it and expanding it where it makes sense. As such we make the following proposal which we believe recognizes not just the projected value proposition, but also provide SSG/TS the opportunity to benefit from the upside of Lightning Poker.

Proposed New Deal Points:

     *    SSG sell the software to the OII Lite to LP

     * LP would be restricted from marketing the OII Lite except as part of its automated gaming table systems

     *    LP to compensate SSG in the following manner;

     * Provide the three (3) Lightning Poker Tables free of charge to Turning Stone Casino ($435,000 in value)

     *    Provide $410,000 in LP stock to SSG


We truly appreciate your consideration of this and look forward to working towards a mutually beneficial new agreement.